EXHIBIT

                                                           FOR IMMEDIATE RELEASE

                P&G TO DELIVER 7-8% SECOND HALF TOP LINE GROWTH,

                            REVISES EARNINGS OUTLOOK

     CINCINNATI, March 7, 2000 -- The Procter & Gamble Company today said that it expects to deliver top line sales growth of 7-8 percent for the second half of the fiscal year, more than double last year's rate for the same period, but revised its earnings outlook. The changes in earnings expectations trace to several unanticipated events not offset by cost savings.

     P&G said that it expects core third quarter earnings per share (EPS) on a diluted basis to be 10 to 11 percent below year-ago, compared to its previous guidance of a 7-9 percent increase. EPS growth for the fourth quarter is expected to be between 16 and 18 percent, versus year-ago.

     Resulting core net earnings per-share-growth for the fiscal year are expected to be about 7 percent, versus the 13 percent originally anticipated. P&G also said it is comfortable with next year's guidance of 6-8 percent top line growth and an increase in earnings per share on this revised base at the upper end of the 13-15 percent range.

     "Our strategy of driving growth through innovation is working and has jump-started top line growth. This year's growth progress has been achieved in half the time we expected, even in a year of unprecedented organizational change. We are getting more innovations to market faster because of our Organization 2005 structure and culture changes," said P&G's Chief Executive Durk I. Jager.

     "Nonetheless, I am deeply disappointed we have not made more progress in driving profit growth. We are making changes in the way we launch initiatives to better balance long-term growth and near-term earnings, and are re-sharpening our focus on cost reduction. We have proven we can grow sales at a high single-digit rate; we must do it more efficiently to deliver much stronger earnings growth in the future."

     Several unexpected events since P&G's last forecast are impacting the change in earnings expectations. They include:

 .    Higher-than-anticipated pulp costs not fully covered by cost savings and pricing, as well as higher costs of petroleum-based raw materials.

 .    Higher manufacturing, inventory, and logistical costs in Europe associated with a large number of new initiatives launched in the region at a time of unprecedented organizational change.

 .    A shift in a milestone payment and minor asset sales from January-March to
     April-June. The majority of this impact is associated with a delay in the US approval of P&G's osteoporosis drug, Actonel. Actonel just received regulatory approval from twelve new countries in Europe. US approval is expected shortly.

 .    Aggressive competitive pricing, primarily in Argentina, Brazil and Chile, associated with the launch of several new brands. P&G has established encouraging initial share positions and is committed to success in the region.

     "We remain confident that the improvements we are making through Organization 2005, along with renewed cost focus, will create sustained 6-8 percent top line growth rates and 13 to 15 percent earnings-per-share increases," continued Jager. "This has been a transition year. Going forward we are going to focus on P&G basics -- hard-nosed cost management and commitment to deliver expectations -- as well as accelerating sales growth.

     "We have a strong new product pipeline. In January, we announced that four more new-to-the-world products would get broader market exposure in the US over the next few months: Mr. Clean Antibacterial Wipes; Fit Fruit and Vegetable Wash; Thermacare heat wraps; and Impress, a revolutionary new food wrap. We have a further ten to fifteen new products that will get market exposure over the next year or two.

     "Organization 2005 is absolutely right. It delivers more robust strategies, more innovation, more speed," added Jager. "We have demonstrated that we can grow sales significantly faster. We are committed to applying the same stretch mindset to cost reduction that we've successfully applied to accelerating sales growth. I remain very confident about the future. Consequently, we will continue to use our free cash flow to repurchase shares as part of our ongoing discretionary stock repurchase program."

     Procter & Gamble markets approximately 300 brands to nearly five billion consumers in over 140 countries. These brands include Tide, Ariel, Crest, Pantene Pro-V, Always, Whisper, Pringles, Pampers, Oil of Olay, and Vicks. Based in Cincinnati, Ohio, USA, P&G has on-the-ground operations in over 70 countries and employs more than 110,000 people worldwide.

     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recently filed annual report on Form 10-K for the Fiscal Year ended June 30, 1999, and quarterly report on Form 10-Q for the fiscal quarter ended December 31, 1999.

                                     # # #

NOTES FOR EDITORS

P&G's conference call remarks to financial analysts will be recorded and available for listening for a 24-hour period beginning at 9:30 a.m. today. Persons interested in listening to the call tape should call 1-800-289-0579 (international callers should telephone 719-457-2550) and use confirmation code 205516. A copy of the conference call remarks will also be posted on our website concurrent with the call.

Worldwide Website:  http://www.pg.com

P&G Contacts

Simon Denegri (513) 983 9332

Linda L. Ulrey (513) 983-8975